Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made and entered into as of the 28th day of June, 2007 (the “Effective Date”), by and between EQUIFAX INC., a Georgia corporation (hereinafter referred to as “Purchaser”) and FIRST CHICAGO LEASING CORPORATION, a Delaware corporation (hereinafter referred to as “Seller”).

BACKGROUND STATEMENTS

A.            Seller is the Owner Participant under that certain Trust Agreement dated as of March 17, 1994 (the “Trust Agreement”) of Equifax Business Trust No. 1994-A (the “Trust”), between Seller and Wilmington Trust Company.  As the Owner Participant under the Trust Agreement, Seller 100% owns the beneficial interest of the Trust (the “Beneficial Interest”), which Beneficial Interest includes all of Seller’s right, title and interest in and to the Project and the Trust Estate.  In connection therewith, Seller will also transfer to Purchaser all of its rights and obligations from and after the time of the Closing under and in connection with the Trust Agreement, the Participation Agreement and each other Transaction Document to which Seller is a party or to which Seller is bound, excluding, however, the Seller Retained Rights and the Seller Retained Obligations (each as herein defined) (collectively, with the “Beneficial Interest”, the “Owner Participant Interest”).

B.            The Trust is the owner of that certain improved real property known as the J.V. White Technology Center, located in the city of Alpharetta, and being a portion of Land Lot 1039 of the 2nd District, 1st Section of Fulton County, Georgia (said property, together with all rights, appurtenances and privileges thereto appertaining or belonging to such real property, including any right, title and interest of the Trust in and to adjacent streets, alleys, easements or rights-of-way, improvements on such real property, personal property on such real property, and agreements and intangibles pertaining to such real property (said real property, appurtenances and privileges are hereinafter referred to as the “Property”).

C.            The Trust has incurred debt (the “Notes”), issued pursuant to the Trust Indenture dated as of March 18, 1994 (the “Indenture”) between the Owner Trustee and The Bank of New York, Trust Company, N.A. (as successor in interest to NationsBank of Georgia, National Association), as Indenture Trustee, which debt is further secured by the additional Security Documents, including that certain Deed to Secure Debt, Uniform Commercial Code Security Agreement, Financing Statement and Fixture Filing encumbering the Property dated as of March 18, 1994, held by SunTrust Bank (the “SunTrust Mortgage”).  As of March 1, 2007, the outstanding principal amount of the Notes was Twelve Million Five Hundred Thirty-Nine Thousand Three Hundred Sixty-Four and No/100ths Dollars ($12,539,364.00).

D.            Seller desires to sell and Purchaser desires to purchase the Owner Participant Interest.

E.             The parties hereto desire to set forth the terms and conditions of their agreement with respect to the purchase and sale of the Owner Participant Interest.

F.             Capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in Appendix A to the Participation Agreement, dated as of March 18, 1994, among Alphafax, the Lessee, the General Partner, the Owner Participant, the Trust, the Individual Owner Trustee, the Corporate Owner Trustee, the Indenture Trustee and Trust Company Bank, as Lender (as amended, the “Participation Agreement”).

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

1.             Purchase and Sale.

Seller agrees to sell and convey the Owner Participant Interest to Purchaser, and Purchaser agrees to purchase the Owner Participant Interest from Seller, all on the terms and conditions set forth in this Agreement.  The Owner Participant Interest does not include and Seller is retaining the right to all Seller Retained Rights (as such term is defined in the Assignment and Assumption Agreement (as herein defined)).  The Owner Participant Interest does not include and Seller is retaining the responsibility for the Seller Retained Obligations (as defined in the Assignment and Assumption Agreement).

2.             Purchase Price.

The purchase price shall consist of the acquisition of the Owner Participant Interest subject to the debt outstanding under the Notes on the Closing Date (as such term is defined in the Assignment and Assumption Agreement) and a cash payment (the “Cash Purchase Price”) for the Owner Participant Interest of Twenty-Nine Million Nine Hundred Sixty-One Thousand and No/100ths Dollars ($29,961,000.00), payable in immediately available funds at the closing of purchase and sale hereunder (the “Closing).

3.             Earnest Money.

Within three (3) business days after the Effective Date, Purchaser shall deliver to Seller the amount of Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00) (together with all interest earned thereon, the “Earnest Money”).  Seller shall hold the Earnest Money in an interest-bearing account at an FDIC insured commercial bank and shall disburse the Earnest Money as provided herein.  Upon the termination of this Agreement for any reason other than Purchaser’s default hereunder, the Earnest Money, together with all interest earned thereon, shall be returned to Purchaser, and neither Seller nor Purchaser thereafter shall have any further right or obligation under this Agreement unless expressly provided otherwise in this Agreement.

4.             Covenants, Representations and Warranties.

4.1           Seller covenants, represents and warrants to Purchaser, both as of the date hereof and as of the date of Closing, as follows:

(a)           Seller is a validly existing Delaware corporation.

(b)           Seller has duly authorized the execution, delivery and performance of its obligations under this Agreement. Seller has all necessary power and authority to execute, deliver and perform this Agreement and to complete the transaction provided for herein. Any required consents from third parties to Seller’s execution, delivery and performance of this Agreement (other than the approvals required under Section 8.01 of the Participation Agreement) have been obtained.  This Agreement has been duly and validly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c)           Except for Purchaser and as otherwise provided in the Transaction Documents, no person has any rights in or rights to acquire all or any part of the Owner Participant Interest or the Property, and there is no outstanding agreement to sell all or any part of the Owner Participant Interest or the Property to any person other than Purchaser.

(d)           Seller is not a party to any litigation, investigation or other proceeding, nor to the knowledge of Seller is any litigation, dispute investigation or proceeding threatened which relates to the Owner Participant Interest or the Property or Seller’s right to sell the Owner Participant Interest.

(e)           Seller has received no notice of, nor is the Seller aware of, any pending, threatened, or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in any part of the Property being taken by condemnation or conveyed in lieu thereof.

(f)            So long as this Agreement is in effect, Seller will not make, create or consent to any transfer (absolutely or as security), lien, lease, encumbrance, easement, restriction, reservation, contractual or other right, license or interest involving the Owner Participant Interest or the Property or any part thereof, or act in such a way as would prevent or hinder Seller from transferring the Owner Participant Interest to Purchaser in accordance with the terms and conditions of this Agreement.

(g)           There are no liens, mortgages or other claims with respect to the Owner Participant Interest or the Property attributable to Seller which encumber the Owner Participant Interest or the Property except those expressly permitted by the Transaction Documents or required to be removed by parties to the Transaction Documents other than Seller (the “Permitted Exceptions”).

(h)           Seller is the owner of the Owner Participant Interest and at Closing shall convey to Purchaser title to the Owner Participant Interest, free and clear of all liens, restrictions, encumbrances or other limitations, other than the Permitted Exceptions.

(i)            Seller agrees to deliver to Purchaser within three (3) business days after the date hereof, photocopies of any and all of the following items relating to the Property if and to the extent in Seller’s possession and not subject to confidentiality restrictions or addressed to or otherwise containing evidence of having previously been delivered to Lessee: title commitments, title policies, site plans, environmental reports, soil reports, surveys, all documents evidencing the zoning classification of the Property, and all conditions and restrictions with respect to such zoning.

(j)            Seller is not in default under any of the Transaction Documents, and no event has occurred which, with the giving of notice or the passage of time, would become a default by Seller under the Transaction Documents.  Seller shall not permit the Trust to amend the Indenture, the Notes, the SunTrust Mortgage or any related documents (the “Loan Documents”) and shall cause the Trust to make all payments due under the Loan Documents and otherwise comply with the Loan Documents until Closing to the extent of the proceeds of Rent paid by Lessee to the Trust under the Lease.

(k)           Seller is not party to any hedging, swap or similar arrangement or contract in respect of any obligations or interest under the Transaction Documents.

(l)            Seller has provided to Purchaser or will provide to Purchaser within three (3) days after the Effective Date a true and correct copy of the Trust Agreement, which is the sole document governing the formation and operation of the Trust as in effect on the date hereof.

(m)          No default by Seller, or to the knowledge of Seller by the Individual or Corporate Owner Trustee, exists under the Trust Agreement, and no event has occurred which, with the giving of notice or the passage of time, would become a default by Seller, or to the knowledge of Seller by the Individual or Corporate Owner Trustee, under the Trust Agreement.  Seller shall not amend the Trust Agreement prior to the Closing.

4.2           Purchaser covenants, represents and warrants to Seller, both as of the date hereof and as of the date of Closing, as follows:

(a)           Purchaser is a validly existing Georgia corporation.

(b)           Purchaser has duly authorized the execution, delivery and performance of its obligations under this Agreement. Purchaser has all necessary power and authority to execute, deliver and perform this Agreement and to complete the transaction provided for herein. Any required consents from third parties to Purchaser’s execution, delivery and performance of this Agreement have been obtained.  This Agreement has been duly and validly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

Purchaser is, and at the time of the Closing will be, a Qualified Institution or an affiliate of a Qualified Institution which will guarantee the obligations of Purchaser in accordance with Section 8.01(a)(i)(B) of the Participation Agreement.

(c)           Purchaser is acquiring the Owner Participant Interest for its own account for investment and not with a present view or intent to resell or distribute the Owner Participant Interest.  Purchaser understands that no interest in the Owner Participant Interest has been registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and the interests in the Owner Participant Interest are being sold to it in a transaction that is exempt from securities registration requirements under such laws.

5.             Conditions.

(a)           The obligation of Purchaser to close the purchase and sale of the Owner Participant Interest is subject to the satisfaction of the following conditions (the “Purchaser Conditions”):

(i)            The timely performance by Seller of each and every obligation imposed upon Seller under this Agreement.

(ii)           The truth and accuracy as of the date hereof and as of the date of Closing, of each and every warranty and representation made by Seller.

(iii)          Seller has delivered all necessary notices to the Trust, the Corporate Owner Trustee, the Indenture Trustee, the Lenders and the Lessee in accordance with Section 8.01(a)(iv) of the Participation Agreement.

(iv)          The Indenture Trustee has provided all necessary approvals for the conveyance of the Owner Participant Interest from Seller to Purchaser.  Purchaser and Seller both agree to use reasonable, good faith and diligent efforts to obtain all necessary approvals of such sale.

(v)           The execution and delivery by Seller of the Assignment and Assumption Agreement in a form satisfactory to the Trust, the Corporate Owner Trustee, the Indenture Trustee and the Required Lenders in accordance with Section 8.01(a)(vi) of the Participation Agreement.

(b)           The obligations of Seller to close the sale of the Owner Participant Interest is subject to satisfaction of the following conditions (the “Seller Conditions”):

(i)            The timely performance by Purchaser of each and every obligation imposed upon Purchaser under this Agreement.

(ii)           The truth and accuracy as of the date hereof and as of the date of Closing, of each and every warranty and representation made by Purchaser.

(iii)          The payment by Purchaser of the Cash Purchase Price.

(iv)          The execution and delivery by Purchaser of the Assignment and Assumption Agreement in a form satisfactory to the Trust, the Corporate Owner Trustee, the Indenture Trustee and the Required Lenders in accordance with Section 8.01(a)(vi) of the Participation Agreement.

(v)           Counsel for Purchaser shall have delivered an opinion meeting the requirements of Section 8.01(a)(ix) of the Participation Agreement to the Indenture Trustee, the Lenders, the Trust and the Corporate Owner Trustee.

(c)           In the event all or any part of the Property shall suffer an Event of Loss, then this Agreement shall automatically terminate and be of no further force or effect as of the date of such Event of Loss and the rights of the Purchaser and Seller shall be governed as to their respective interests by the Transaction Documents.

The obligations of Purchaser and Seller to close the purchase and sale of the Owner Participant Interest is subject in any case to the satisfaction by Seller and Purchaser of the conditions within the control of each to satisfy for the transfer of the Owner Participant Interest set forth in Section 8.01 of the Participation Agreement.  Purchaser hereby waives the requirements that may otherwise be applicable to Seller under Section 8.02 of the Participation Agreement.

6.             Title Commitment.

Purchaser may, at its own expense, order a title commitment and update any existing title insurance policy insuring title to, or Seller’s interest in, the Property.  Purchaser shall deliver a copy of any such title commitment to Seller promptly after receipt thereof.  Seller agrees to cooperate with Purchaser and to execute such instruments and documents as may reasonably be required by Purchaser’s title insurer to update such title insurance policy.

7.             Closing.

7.1           The Closing shall occur on July 31, 2007 or on such earlier date as may be specified by Purchaser by notice given to Seller.

7.2           At the Closing, Seller shall execute and deliver to Purchaser:

(a)           An Assignment and Assumption Agreement in substantially the form of Exhibit A hereto, but in any case in a form satisfactory to the Indenture Trustee, the Required Lenders, the Trust and the Corporate Owner Trustee (the “Assignment and Assumption Agreement”);

(b)           Evidence of notice of the transfer of the of the Owner Participant Interest to the Trust, the Corporate Owner Trustee, the Indenture Trustee and the Lenders in accordance with Section 8.01(a)(iv) of the Participation Agreement;  and

(c)           Such instruments and documents as may reasonably be required by Purchaser’s title insurer to update any existing title insurance policy.

7.3           At the Closing, Purchaser shall execute and deliver to Seller a counterpart of the Assignment and Assumption Agreement and pay to Seller the Cash Purchase Price.

7.4           Purchaser and Seller each shall pay their respective legal costs.  Purchaser shall be responsible for the payment of the costs of its due diligence, including, without limitation, title insurance, survey fees, recording charges, environmental costs and engineering costs.  Purchaser shall pay sales, transfer or similar taxes, if any.  All other costs shall be paid in accordance with local custom.

7.5           The Earnest Money shall be applied at Closing as a credit against the Cash Purchase Price.

7.6           At the Closing, the parties shall each execute a closing statement reflecting the closing disbursements and other financial aspects of the transaction and such other documents as may be necessary or appropriate to consummate the transaction contemplated by this Agreement.

7.7           In addition to all documents, instruments and agreements expressly provided for herein, Purchaser and Seller shall execute such other documents (including, without limitation, an incumbency certificate and certified resolutions authorizing the execution and delivery of all documents and the performance of the transactions contemplated hereunder) as may be reasonably required by counsel for either party or Purchaser’s title insurer to effectuate the purposes of this Agreement.

8.             Default and Remedies.

8.1           If the Closing does not occur because of Seller’s inability, failure or refusal to perform its obligations hereunder, or because any warranty or representation made herein by Seller proves untrue in a material respect resulting in Purchaser electing the remedies described herein or because any Purchaser Condition has not been timely satisfied, and the same is not cured by Seller within ten (10) days after receipt of notice from Purchaser identifying such inability, failure, refusal, untruth, or non-satisfaction, then Purchaser may elect, upon written notice by Purchaser to Seller, to file suit for specific performance of this Agreement.

8.2           If the Closing does not occur because of Purchaser’s default in its obligations hereunder or because any Seller Condition has not been timely satisfied, and the same is not cured by Purchaser within ten (10) days after receipt of notice from Seller’s identifying such default, then, upon written notice by Seller of such occurrence to Purchaser, Seller shall retain the Earnest Money as full liquidated damages and as Seller’s sole and exclusive remedy for such default, it being agreed and understood that it is impossible to estimate more precisely the damages which may suffered by Seller upon such default by Purchaser and that the Earnest Money is the parties’ best, good faith estimate of such damages..

9.             Brokerage Commission.

The parties acknowledge and agree that no brokers or other real estate agents have participated or have otherwise been involved in this transaction except Grub & Ellis Company, which has been engaged by Purchaser (the “Broker”), whose commission shall be paid by Purchaser pursuant to separate agreement between Broker and Purchaser.  Seller shall indemnify and hold Purchaser harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees actually incurred and court costs) which Purchaser may incur on account of any claim which may be asserted against Purchaser by any broker or any other person (other than Broker) on the basis of any agreements made or alleged to have been made by or on behalf of Seller.  Purchaser shall indemnify and hold Seller harmless from all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees actually incurred and court costs) which Seller may incur on account of any claim which may be asserted against Seller by any broker or other person except the Broker on the basis of any agreements made by or on behalf of Purchaser.

10.           Survival; Indemnification.

10.1         All of the warranties, representations, covenants, terms, and conditions (collectively “Warranties”) set forth in this agreement shall survive unless otherwise expressly stated in this Agreement; and such Warranties shall survive the Closing.  Purchaser shall have no right to sue Seller for any breach of any Warranty unless Purchaser first provides Seller with written notice of such claim.  Seller shall indemnify and hold Purchaser harmless from and against all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees actually incurred and court costs) incurred by Purchaser as a result of the inaccuracy of any representation of Seller under this Agreement or Seller’s failure to comply with its obligations under this Agreement or the Assignment and Assumption Agreement.  Purchaser shall indemnify and hold Seller harmless from and against all claims, losses, liabilities and expenses (including but not limited to reasonable attorneys’ fees actually incurred and court costs) incurred by Seller as a result of the inaccuracy of any representation of Purchaser under this Agreement or Purchaser’s failure to comply with its obligations under this Agreement or the Assignment and Assumption Agreement.

10.2         (a)           A claim for indemnification under this Article 10 (an “Indemnification Claim”) shall be made by the party seeking indemnification (the “Indemnitee”) by delivery of a written declaration to the party against whom indemnification is sought (the “Indemnitor”).  The Indemnification Claim shall request indemnification, specify the basis on which indemnification is sought and the amount of asserted losses, and any other information the Indemnitee has concerning any possible and, in the case of any suit, action, administrative or other proceeding, arbitration, cause of action, charge, claim, or complaint instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), such other information as the Indemnitee shall have concerning such Third Party Claim.

(b)           If the Indemnification Claim involves a Third Party Claim, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee and any others entitled to indemnification pursuant to Section 10.1 above that the Indemnitor may designate in such proceeding and shall pay the fees and expenses of such counsel related to such Third Party Claim, as incurred.  In the event of any such Third Party Claim, any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Indemnitor and the Indemnitee shall have mutually agreed in writing to the contrary; (ii) the Indemnitor has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnitee; (iii) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnitor; (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (v) the Indemnitor shall have approved the separate counsel (which approval shall not be unreasonably withheld, conditioned or delayed).  Subject to the foregoing, it is understood and agreed that the Indemnitor shall not, in connection with any Third Party Claim or related proceeding arising out of the same general allegation or circumstances in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnitees, and that all such fees and expenses shall be reimbursed as they are incurred.  The Indemnitor shall not be liable for any settlement of any Third Party Claim effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the Indemnitor agrees to indemnify any Indemnitee from and against any loss or liability by reason of such settlement or judgment.  No Indemnitor shall, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened Third Party Claim in respect of which any Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee, unless such settlement (1) includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such proceeding and (2) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnitee or an admission of criminal liability.

(c)           If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) business days to object to such Indemnification Claim by delivery of a written notice to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, provided that the Indemnitor was properly served with notice of the Indemnification Claim prior to the commencement of such thirty (30) business day period, and Indemnitor shall pay the Indemnification Claim to Indemnitee within ten (10) business days after the expiration of the thirty (30) business day objection period.  If an objection is timely delivered by the Indemnitor, then the Indemnitee and the Indemnitor shall negotiate in good faith for a period of sixty (60) business days from the date (the “Negotiation Period”) the Indemnitee receives such objection.  After the Negotiation Period, if the Indemnitor and the

Indemnitee still cannot agree on the resolution of an Indemnification Claim, either the Indemnitor or Indemnitee may submit the dispute to a court of competent jurisdiction.  However, nothing in this Agreement shall prevent the parties from seeking relief in a court of equity.

10.3         Assuming that the Closing occurs, any payment, fee or other compensation relating to the Owner Participant Interest received by Seller after the Closing which relates to any period after the Closing shall promptly, but in any event within five (5) business days after receipt, be paid to Purchaser and, until paid to Purchaser, shall be received and held by Seller for the benefit of Purchaser.

10.4         Assuming that the Closing occurs, if Purchaser shall receive any payment, fee or other compensation relating to the Owner Participant Interest which relates to any period prior to the Closing, Purchaser shall promptly, but in any event within five (5) business days after receipt, be paid to Seller and, until paid to Seller, any such amount received by Purchaser shall be received and held by Purchaser for the benefit of Seller.

11.           Miscellaneous.

11.1         This Agreement embodies the entire agreement between the parties with respect to the subject matter of this Agreement and cannot be waived or amended except by the written agreement executed by Purchaser and Seller.

11.2         Time shall be of the essence of each provision of this Agreement.

11.3         If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next business day.

11.4         (a)           Neither Seller nor Purchaser represents or warrants to any other party, and no inference shall be drawn from any provisions hereof that any party represents or warrants to any other party that the transactions contemplated by the Transaction Documents will have any particular income tax or other tax consequences.

(b)           Notwithstanding anything herein to the contrary, each party hereto may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including, opinions or other tax analyses) that have been provided to such party relating to such tax treatment and tax structure; provided, in no event shall the identity of the parties hereto be disclosed in connection with the foregoing.  For this purpose, “tax structure” means any facts relevant to the United States federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of the parties to this Agreement.

11.5         Any notice required or permitted to be delivered hereunder shall be in writing, signed by the party giving such notice or its attorney at law and shall be deemed to be delivered, (a) upon receipt if the same has been deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom such notice is sent, (b) the day that the same is personally delivered by commercial courier service or other messenger, or (c) the day that the same is transmitted by facsimile evidenced by a confirmed receipt.  For purposes of notice, the addresses of the parties, until changed as hereinafter provided, are as follows:

Seller:	First Chicago Leasing Corporation c/o JPMorgan Capital Corporation Chase Tower Mail Suite IL1-0502 10 South Dearborn, 12th Floor Chicago, Illinois 60602-2003 Attn: Ms. Anne Pax Fax: 312-732-2569

With a copy to:	Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601-9703 Attn: Arnold G. Gough, Jr. Fax: 312-558-5700

Purchaser:	EquifaxInc. 1550 Peachtree Street, N.W. Atlanta, Georgia 30309 Attn: Paul L. Greear Fax: 770-740-6191

With a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attn: Timothy J. Pakenham Fax: 404-253-8768

11.6         This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their heirs, executors, personal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

11.7         This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

11.8         This Agreement and all rights, duties and responsibilities hereunder shall be interpreted and construed in accordance with the laws of the State of Georgia.

11.9         Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement.  The provisions of this Section 11.8 shall survive the Closing or termination of this Agreement.

11.10       Purchaser may assign this Agreement to any Person without Seller’s consent provided, however, any such assignment shall not relieve Purchaser from the responsibility to cause performance of Purchaser’s obligations hereunder or from satisfying the requirements to be satisfied by a purchaser under Section 8.01 of the Participation Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

SELLER:

FIRST CHICAGO LEASING CORPORATION,
a Delaware corporation

By:
Name:
Title:

PURCHASER:

EQUIFAX INC., a Georgia corporation

By:
Name:
Title:

EXHIBIT A
TO PURCHASE AND SALE AGREEMENT

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated July         , 2007, is made between FIRST CHICAGO LEASING CORPORATION, a Delaware corporation (“Seller”), and EQUIFAX INC., a Georgia corporation (“Purchaser”).

RECITALS

A.            Seller is the Owner Participant under the Participation Agreement dated as of March 18, 1994, as amended from time to time (the “Participation Agreement”) among Equifax Inc. (“Lessee”), Equifax Properties, Inc., First Chicago Leasing Corporation (“FCLC”), Equifax Business Trust No. 1994-A, Wilmington Trust Company, not in its individual capacity but solely as Corporate Owner Trustee, William J. Wade, not in his individual capacity but solely as Individual Owner Trustee, The Bank of New York, Trust Company, N.A. (successor in interest to Nationsbank of Georgia, National Association), as Indenture Trustee and the Lenders signatory thereto relating to the leveraged lease of the J.V. White Technology Center.

B.            Seller and Purchaser have entered into a Purchase and Sale Agreement dated as of June      , 2007 (the “Sale Agreement”) pursuant to which, subject to the terms and conditions set forth therein, Seller has agreed to assign and transfer, and Purchaser has agreed to accept and assume the Transferred Interests (as such term is defined below), including, without limitation, the Seller’s obligations from and after the date hereof under the Transaction Documents to which Seller is a party.

C.            It is a condition to the Closing, as defined in the Sale Agreement, that Seller and Purchaser enter into this Agreement.

ACCORDINGLY, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.     Definitions.  The following capitalized terms used in this Agreement shall have the meanings set forth below.  Such definitions shall be equally applicable to both the singular and plural forms of the terms defined.  Capitalized terms used in this Agreement and not defined herein shall have the meaning given such terms in the Participation Agreement or the Sale Agreement, as the case may be.

“Agreement” shall mean this Assignment and Assumption Agreement.

“Assignment” shall mean the assignment of the Transferred Interests pursuant to Section 2 hereof.

“Beneficial Interest” shall mean 100% of the Owner Participant Interest, the same being 100% of the beneficial interest in the Trust Estate.

“Closing Date” shall mean the date hereof.

“Seller-Retained Obligations” shall mean any and all liabilities and obligations of Seller under or with respect to any of the Transaction Documents in respect of the period prior to the Closing Date.

“Seller-Retained Rights” shall mean all accrued benefits and rights of Seller with respect to the Beneficial Interest or pursuant to any of the Transaction Documents in respect of the period prior to the Closing Date, including, without limitation, (a) all rights to indemnification and cost reimbursement in respect of Taxes and other matters with respect to such period, including, without limitation, under the Tax Indemnity Agreement and Article VII of the Participation Agreement; (b) all rights to any amount payable under the Transaction Documents or with respect to the Transferred Interests that accrue or become due and payable prior to the Closing Date, without regard to when the payment is actually made; and (c) all rights and claims in respect of obligations of other parties to the Transaction Documents due and owing prior to the Closing Date.

“Transferred Interests” shall have the meaning given such term in Section 2 hereof.

2.     Assignment.  Effective on and as of the Closing Date, Seller hereby GRANTS, BARGAINS, ASSIGNS, TRANSFERS, SELLS, DELIVERS AND CONVEYS UNTO PURCHASER, ITS SUCCESSORS AND ASSIGNS, TO HAVE AND TO HOLD FOREVER, all of Seller’s right, title, interest and obligations in, to and under the Beneficial Interest and the Transaction Documents to which it is a party (including, without limitation, Seller’s obligations under the Transaction Documents to which Seller is a party), subject to any debt outstanding on the Closing Date under the Notes relating to the Beneficial Interest, excluding the Seller-Retained Rights and the Seller-Retained Obligations (collectively, the “Transferred Interests”).

3.     Acceptance and Assumption.  Effective on and as of the Closing Date, Purchaser hereby (i) accepts the Assignment, and (ii) assumes and agrees to pay and perform all of the obligations of Seller contained in or relating to the Transferred Interests accruing from and after the Closing Date, and (iii) unconditionally and irrevocably agrees to be bound by all the terms of, and undertake all of the obligations of Seller, if any, contained in, the Transaction Documents to which Seller is a party, in each case, other than the Seller-Retained Obligations, and all references to Seller, or beneficial owner or owner participant as related to Seller, in the Transaction Documents shall be deemed to be references to Purchaser.

4.     Representations of Purchaser.  (a) Purchaser is a corporation validly existing and in good standing under the laws of the State of Georgia, and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)           The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of the transactions contemplated hereby, have been duly authorized by all requisite corporate action and proceedings of Purchaser.  This Agreement has been duly executed and delivered by Purchaser, and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws from time to time in effect which affect creditors’ rights generally.

(c)           Neither the execution and delivery of this Agreement by Purchaser, nor the performance by Purchaser of the transactions contemplated hereby, will (a) violate any provision of Purchaser’s organizational documents, (b) conflict with or result in a breach of any material agreement to which Purchaser is a party or by which Purchaser is bound, (c) violate any judgment, order, injunction, decree or award of any court, administrative agency or government body against, or binding upon, Purchaser, or (d) constitute a violation by Purchaser of any law or regulation applicable to Purchaser.

(d)           The execution, delivery and performance by Purchaser of this Agreement do not require any shareholder approval or the approval or consent of any trustee or any holder of any indebtedness or obligation of Purchaser, or any filing or recording with, or any consent or approval of, or the taking of any other action with respect to, any government body, except such as have been obtained on or before the date hereof and except for filings, if any, made pursuant to routine recording or regulatory requirements applicable to it.

(e)           There are no actions, suits or proceedings pending, or to the best of Purchaser’s knowledge, threatened, against Purchaser that, if adversely determined, would materially hinder or prevent Purchaser’s ability to carry out the transactions contemplated by this Agreement.

(f)            Purchaser has a tangible net worth exclusive of good will, as determined in accordance with generally accepted accounting principles of at least $50 million.

(g)           The Purchaser is not purchasing the Transferred Interests with the assets of an employee benefit plan (or its related trust) as defined in Section 3(3) of ERISA or with the assets of any plan (or its related trust) as defined in Section 4975(e)(1) of the Code.

5.     Third Party Beneficiaries.  Each of Indenture Trustee, Lender, the Trust, the Corporate Owner Trustee and Lessee (as defined in the Participation Agreement) and their respective successors and permitted assigns, is and shall be deemed a third party beneficiary of this Agreement and may rely on the representations and warranties contained herein and is entitled to enforce this Agreement directly and in its own name and enforce rights and claims hereunder.

6.     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, subject to any limitations set forth in the Transaction Documents.

7.     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia.

8.     Counterparts.  This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall constitute but one and the same instrument.

9.     Headings.  The section headings contained herein are for convenience only and shall not be construed as part of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed on, and with effect from, the day and year first above written.

SELLER:

FIRST CHICAGO LEASING CORPORATION

By:
Name:
Title:

PURCHASER:

EQUIFAX INC.

By:
Name:
Title: